EXHIBIT 99.2

*AS REPUBLISHED*

ITEM 2-MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (MD&A)
FIRST FINANCIAL BANCORP. AND SUBSIDIARIES
(Unaudited)

SUMMARY

MARKET STRATEGY
First Financial serves a combination of metropolitan and non-metropolitan markets in Ohio, Indiana, Kentucky, and Michigan through 115 full-service banking centers across 75 communities. Market selection is based upon a number of factors, but markets are primarily chosen for their potential for growth, and long-term profitability. First Financial’s goal is to develop a competitive advantage utilizing a local market focus; building long-term relationships with clients and helping them reach greater levels of success in their financial life. During the third quarter of 2009, First Financial assumed the banking operations of Peoples Community Bank (Peoples), Irwin Union Bank and Trust Company (Irwin Union Bank) and Irwin Union Bank, F.S.B. (Irwin FSB) (collectively, Irwin) through Federal Deposit Insurance Corporation (FDIC) assisted transactions. First Financial acquired a specialty, franchise lending subsidiary as part of the Irwin acquisition. The franchise finance business provides equipment and leasehold improvement financing for franchisees, in the quick service and casual dining restaurant sector, throughout the United States. First Financial intends to continue to concentrate future growth plans and capital investments in its metropolitan markets, however, the acquired franchise finance subsidiary is a national business. Smaller markets have historically provided stable, low-cost funding sources to First Financial and they remain an important part of its funding base. First Financial believes its historical strength in these markets should enable it to retain or improve its market share.

BUSINESS COMBINATIONS
All references to acquired balances reflect the fair value unless stated otherwise.

During the third quarter of 2009, through FDIC-assisted transactions, First Financial acquired the banking operations of Peoples and Irwin. The company also acquired 3 Indiana banking centers, including related deposits and loans, from Irwin in a separate and unrelated transaction. The acquisitions of the Peoples and Irwin franchises significantly expands the First Financial footprint, opens new markets and strengthens the company through the generation of additional capital. Through these three transactions, the company added a total of 49 banking centers, including 39 banking centers within the company’s primary markets.

In connection with the Peoples and Irwin FDIC-assisted transactions, First Financial entered into loss sharing agreements with the FDIC. Under the terms of these agreements the FDIC will reimburse First Financial for a percentage of losses with respect to certain loans (covered loans) and other real estate owned (OREO) (collectively, covered assets) beginning with the first dollar of loss. These agreements provide for loss protection on single-family, residential loans for a period of ten years and First Financial is required to share any recoveries of previously charged-off amounts for the same time period, on the same pro-rata basis with the FDIC. All other loans are provided loss protection for a period of five years and recoveries of previously charged-off loans must be shared with the FDIC for a period of eight years, again on the same pro-rata basis. Covered loans now represent approximately 40% of First Financial’s loans.

First Financial must follow specific servicing and resolution procedures, as outlined in the loss share agreements, in order to receive reimbursement from the FDIC for losses on covered assets. The company has established separate and dedicated teams of legal, finance, credit and technology staff to execute and monitor all activity related to each agreement, including the required periodic reporting to the FDIC. First Financial intends to service all covered assets with the same resolution practices and diligence as it does for the assets that are not subject to a loss share agreement.

An overview of the transactions and their respective loss share agreements are discussed below.

Peoples Community Bank
Including cash received from the FDIC, First Financial acquired $566.~~0~~6 million in assets, including $~~336.1~~335.2 million in loans and other real estate, and assumed $584.7 million in liabilities, including $520.8 million in deposits. All assets and liabilities were recorded at their estimated fair market value resulting in recorded goodwill of $18.1 million as the estimated fair value of liabilities assumed exceeded the estimated fair value of assets acquired.

Covered assets totaling $335.2~~24.4~~ million in fair value are subject to a stated loss threshold of $190.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $190.0 million, and 95% of losses beyond
$190.0 million. The FDIC’s obligation to reimburse First Financial for losses with respect to covered assets begins with the first dollar of loss incurred.

First Financial holds a purchase option from the FDIC for each of Peoples bank properties and their associated contents. First Financial completed a review of the former Peoples locations and notified the FDIC of the company’s intent to purchase certain properties for a combined purchase price of $7.9 million during the first quarter of 2010. The acquisition date for these properties has not been determined at this time.

Early in the fourth quarter of 2009, First Financial successfully completed the technology conversion and operational integration of Peoples. In conjunction with these efforts, two former Peoples banking centers were consolidated into First Financial locations and one First Financial banking center was consolidated into a former Peoples location.

Irwin
Including cash received from the FDIC, First Financial acquired $3.3 billion in assets, including $1.8 billion in loans, and assumed $2.9 billion in liabilities, including $2.5 billion in deposits, with all assets and liabilities recorded at their estimated fair market value.

The loans were acquired under a modified transaction structure with the FDIC whereby certain nonperforming loans, foreclosed real estate, acquisition, development and construction loans, and residential and commercial land loans were excluded from the acquired portfolio. The estimated fair value for loans acquired was based upon the FDIC’s estimated data for acquired loans. The company and the FDIC continue to evaluate the total loan portfolio of Irwin to be excluded from the portfolio acquired by First Financial.  We anticipate the final determination of the excluded loans will be completed by the end of the second quarter of 2010.

Covered assets acquired from Irwin Union Bank totaling $1.5 billion in fair value are subject to a stated loss threshold of $526.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $526.0 million, and 95% of losses beyond $526.0 million. The FDIC’s obligation to reimburse First Financial for losses with respect to covered assets begins with the first dollar of loss incurred.

Covered assets acquired from Irwin FSB totaling $259.4 million in fair value are subject to a stated loss threshold of $110.0 million whereby the FDIC will reimburse First Financial for 80% of covered asset losses up to $110.0 million, and 95% of losses beyond $110.0 million. The FDIC’s obligation to reimburse First Financial for losses with respect to covered assets begins with the first dollar of loss incurred.

As the estimated fair value of assets acquired exceeded the estimated fair value of liabilities assumed, First Financial recorded a pre-tax bargain purchase gain of $379.1 million, as required by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations.

Conversion of Irwin’s technology and operational systems was completed in the first quarter of 2010.

Irwin Banking Centers
Separate and unrelated to the previously mentioned FDIC-assisted transactions, the company purchased 3 banking centers located in Indiana from Irwin Union Bank, including $84.6 million in deposits and $41.1 million in performing loans. Assets acquired in this transaction are not subject to a loss share agreement. Loans were acquired at par value and there was no premium paid on assumed deposits. The technology conversion and operational integration of all assets acquired and liabilities assumed was complete at the acquisition date. The purchased assets and assumed liabilities were recorded at their estimated fair value resulting in recorded goodwill of $5.5 million as the estimated fair value of liabilities assumed exceeded the estimated fair value of assets acquired. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition, as additional information relative to closing date fair values becomes available.

Strategic Decisions
Management has concluded that the markets previously operated by Irwin in the western United States do not align with the long-term strategic plans for the company. Each of these markets pursued an exit strategy whereby the market presidents worked with an institution of their choosing to refer existing client relationships. If a suitable financial institution was not identified, an exit date was selected for each market and the office closed in compliance with the applicable regulatory requirements. Exit strategies coincided with the conversion and operational integration process. In the fourth quarter of 2009, the company elected to close the St. Louis, Missouri location and sold $42~~3.0~~.9 million in western market loans, at their unpaid principal balances.

Additionally, in the first quarter of 2010, First Financial closed 7 of the remaining 9 western market offices and sold an additional $24.5~~6~~ million in western market loans at their unpaid principal balances.  At March 31, 2010, First Financial had $627.7 million in unpaid principal balances in loans and $211.2 million in deposits from the western market offices. First Financial will continue to service the loans and deposits in these markets in compliance with the terms of the purchase agreements with the FDIC and FDIC as receiver and related loss share agreements.

First Financial also acquired, as part of the Irwin transaction, a franchise finance business. This national business is a specialty lender in the quick service and casual dining segments of the restaurant industry. It is led by a seasoned management team with strong underwriting, credit management and loss mitigation experience. There were outstanding principal balances of approximately $621.3 million in franchise finance loans at March 31, 2010, all of which are covered under a loss share agreement with the FDIC except for $42.1 million of loans originated subsequent to the acquisition.

This business offers First Financial the ability to diversify its earning assets and will be supported as part of the company’s ongoing strategy. The overall portfolio size will be managed to a risk-appropriate level so as not to create an industry concentration.

OVERVIEW OF OPERATIONS
First quarter 2010 net income was $11.6 million, net income available to common shareholders was $9.7 million and earnings per diluted common share were $0.17.  This compares with net income of $~~8~~5.7 million and earnings per diluted common share of $0.14 for the first quarter of 2009, and net income of $13.8 million, net income available to common shareholders of $12.8 million and earnings per diluted common share of $0.25 for the fourth quarter of 2009.

Each acquisition in the third quarter of 2009 was considered a business combination and accounted for under FASB ASC Topic 805, Business Combinations, ASC Topic 820, Fair Value Measurements and Disclosures, and ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. All acquired assets and liabilities were recorded at their estimated fair market values as of the date of acquisition, and identifiable intangible assets were recorded at their estimated fair value. These estimated fair market values are considered preliminary, and are subject to change for up to one year after the acquisition date as additional information relative to closing date fair values becomes available.  Certain reclassifications of prior periods’ amounts have been made to conform to current period’s presentation and had no effect on previously reported net income amounts or financial condition.  For a more detailed discussion of the transactions please see Note 3, Business Combinations.

Return on average assets for the first quarter of 2010 was 0.71% compared to 0.62% for the comparable period in 2009 and 0.80% for the linked-quarter (first quarter of 2010 compared to the fourth quarter of 2009).  Return on average shareholders’ equity for the first quarter of 2010 was 6.67% compared to 6.63% for the comparable period in 2009 and 8.05% for the linked-quarter.

A discussion of the first quarter of 2010 results of operations follows.

NET INTEREST INCOME
Net interest income, First Financial’s principal source of income, is the excess of interest received from earning assets over interest paid on interest-bearing liabilities.  For analytical purposes, net interest income is also presented in the table that follows, adjusted to a tax equivalent basis assuming a 35% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investments.  This is to recognize the income tax savings that facilitates a comparison between taxable and tax-exempt assets.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis.  Therefore, management believes these measures provide useful information for both management and investors by allowing them to make peer comparisons.

	Three Months Ended
	March 31,
(Dollars in thousands)	2010	2009
Net interest income	$72,020	$30,928
Tax equivalent adjustment	212	363
Net interest income - tax equivalent	$72,232	$31,291

Average earning assets	$5,994,747	$3,482,645

Net interest margin *	4.87%	3.61%
Net interest margin (fully tax equivalent) *	4.89%	3.65%

* Margins are calculated using net interest income annualized divided by average earning assets.

Net interest income for the first quarter of 2010 was $72.0 million, an increase of $41.1 million from the first quarter of 2009 net interest income of $30.9 million and a decrease of $1.2 million from the fourth quarter of 2009 net interest income of $73.2 million.  Net interest income on a fully tax-equivalent basis for the first quarter 2010 was $72.2 million as compared to $73.5 million for the fourth quarter 2009 and an increase of $40.9 million, or 130.8%, as compared to the comparable year-over-year period.  In addition to higher levels of interest earning assets and interest bearing liabilities resulting from the 2009 acquisitions, the year-over-year increase was also impacted by the significant increase in the net interest margin.  The linked quarter decline resulted from the lower level of interest-earning assets.

Included in net interest income for both the first quarter 2010 and fourth quarter 2009 were the results of operations classified by the Company as acquired-non-strategic.  These amounts totaled $10.9 million and $16.8 million during those periods, respectively.

Net interest margin was 4.87% for the first quarter 2010 as compared to 4.63% for the fourth quarter 2009 and 3.61% for the first quarter 2009.  The increase of 126 basis points over the comparable year-over-year period was primarily attributable to the higher yield on covered loans, improved pricing in new loan originations, lower funding costs of deposits as a result of repricing acquired CDs and disciplined pricing strategies, and an overall decrease in earning assets.  The increase of 24 basis points over the linked quarter was impacted by several items, including a net increase of 28 bps related to the impact of one-time fee or income adjustments, the lower earning asset base for the quarter and the day count difference in the quarter on the earning asset base.  Repricing of brokered and retail CDs and deposit funding mix changes positively impacted the net interest margin by 11 bps, offset by a 12 basis point decline related to paydowns of covered and uncovered loans and sales of covered loans and a 6 basis point decline related to cash flows from the investment portfolio.

The Consolidated Average Balance Sheets and Net Interest Income Analysis that follows are presented on a GAAP basis.

QUARTERLY CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

	March 31, 2010			December 31, 2009			March 31, 2009
	Average		Average	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Earning assets

Investments:
Interest-bearing deposits with other banks	$394,741	$342	0.35%	$447,999	$208	0.18%	$7,291	$-	0.00%
Investment securities	558,595	5,631	4.09%	608,952	6,742	4.39%	758,257	9,124	4.88%

Gross loans including covered loans and
indemnification asset (1)	5,041,411	84,586	6.80%	5,208,281	86,395	6.58%	2,717,097	33,657	5.02%
Total earning assets	5,994,747	90,559	6.13%	6,265,232	93,345	5.91%	3,482,645	42,781	4.99%

Nonearning assets

Cash and due from banks	336,333			274,601			78,359
Allowance for loan and lease losses	(59,891)			(54,164)			(37,189)
Premises and equipment	108,608			106,999			84,932
Other assets	291,274			271,255			168,763
Total assets	$6,671,071			$6,863,923			$3,777,510

Interest-bearing liabilities

Deposits:
Interest-bearing	$1,050,697	1,021	0.39%	$1,093,735	1,268	0.46%	$642,934	350	0.22%
Savings	1,318,374	2,139	0.66%	1,233,715	2,013	0.65%	620,509	347	0.23%
Time	2,175,400	12,488	2.33%	2,382,717	13,926	2.32%	1,142,257	9,106	3.23%

Short-term borrowings	38,413	19	0.20%	42,552	23	0.21%	401,830	507	0.51%
Long-term borrowings	420,463	2,872	2.77%	429,364	2,933	2.71%	164,978	1,543	3.79%

Total interest-bearing liabilities	5,003,347	18,539	1.51%	5,182,083	20,163	1.54%	2,972,508	11,853	1.62%

Noninterest-bearing liabilities and shareholders' equity

Noninterest-bearing demand	774,393			840,314			416,206
Other liabilities	188,555			161,686			37,939
Shareholders' equity	704,776			679,840			350,857
Total liabilities and shareholders' equity	$6,671,071			$6,863,923			$3,777,510
Net interest income		$72,020			$73,182			$30,928

Net interest spread			4.62%			4.37%			3.37%
Contribution of noninterest-bearing sources of funds			0.25%			0.26%			0.24%
Net interest margin (2)			4.87%			4.63%			3.61%

(1) Nonaccrual loans and loans held for sale are included in average balances for each applicable loan category.

(2) Because noninterest-bearing funding sources, demand deposits, other liabilities, and shareholders' equity also support earning assets, the net interest margin exceeds the interest spread.

RATE/VOLUME ANALYSIS
The impact of changes in the volume of interest-earning assets and interest-bearing liabilities and interest rates on net interest income is illustrated in the following tables.

	Changes for the Three Months Ended March 31
	Linked Qtr. Income Variance			Comparable Qtr. Income Variance
(Dollars in thousands)	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$(467)	$(644)	$(1,111)	$(1,480)	$(2,013)	$(3,493)
Other earning assets	189	(55)	134	6	336	342
Gross loans (1)	2,933	(4,742)	(1,809)	11,931	38,998	50,929
Total earning assets	2,655	(5,441)	(2,786)	10,457	37,321	47,778
Interest-bearing liabilities
Total interest-bearing deposits	$(628)	$(931)	$(1,559)	$(1,519)	$7,364	$5,845
Borrowed funds
Short-term borrowings	(1)	(3)	(4)	(308)	(180)	(488)
Federal Home Loan Bank long-term debt	61	(115)	(54)	(383)	1,634	1,251
Other long-term debt	0	(7)	(7)	78	0	78
Total borrowed funds	60	(125)	(65)	(613)	1,454	841
Total interest-bearing liabilities	(568)	(1,056)	(1,624)	(2,132)	8,818	6,686
Net interest income (2)	$3,223	$(4,385)	$(1,162)	$12,589	$28,503	$41,092

(1) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.
(2) Not tax equivalent.

NONINTEREST INCOME
First quarter 2010 noninterest income was $19.4 million, an increase of $7.3 million from the first quarter of 2009, and a decrease of $~~1~~4.8 million from the fourth quarter of 2009. During both the first quarter 2010 and fourth quarter 2009, covered loan activity positively impacted noninterest income. Excluding the $6.1 million and $8.2 million of accelerated discounts related to prepayments and dispositions on covered loans in the first quarter of 2010 and the fourth quarter of 2009, respectively, noninterest income earned in the first quarter 2010 was $13.3 million as compared to $15.9 million in the fourth quarter 2009 and $12.0 million in the first quarter 2009. The linked quarter decrease was attributable to lower service charges on deposit accounts, loan service fees, and gains on sales of mortgage loans. Excluding the effect of the accelerated discount related to covered loan prepayments and dispositions, and the $0.6 million gain from the sale of the property and casualty liability portion of the company’s insurance business, prior to employee-related costs, in the first quarter of 2009, the $1.8 million increase in the comparable year-over-year quarter was driven primarily by higher service charges on deposit accounts resulting from an increase in transaction-based deposits, increased bankcard income and higher trust and wealth management fees primarily due to an improvement in market valuations, offset partially by lower gains on sales of mortgage loans.

NONINTEREST EXPENSE
First quarter 2010 noninterest expense was $62.2 million, compared with $29.9 million in the first quarter of 2009, and $61.6 million in the fourth quarter of 2009. First quarter 2010 noninterest expense continued to be effected by acquisition-related costs as well as other transition-related items and costs. After adjusting for these items, estimated noninterest expense was essentially unchanged, totaling $47.5 million for the first quarter 2010 and $47.2 million for the fourth quarter 2009. Compared to the year-over-year quarter, estimated noninterest expense increased $1~~8~~7.6, driven primarily by higher salaries and employee benefits and occupancy costs resulting from the 2009 acquisitions, as well as higher FDIC premiums which were partially attributable to the increase in deposits associated with the acquisitions, but also due to the increase in the assessments resulting from the Temporary Liquidity Guaranty Program, which temporarily increases the deposit insurance coverage for depositors. Further discussion on this program in provided in the Capital section of this MD&A.

Acquisition-related costs for the first quarter of 2010 consisted of $1.0 million in integration-related costs, $1.5 million in professional services fees, and $0.2 million in other costs.  Transition related items such as salaries and employee benefits were $4.9 million, occupancy expense was $2.3 million, and other was $1.2 million for the same period.    Additionally, there was $1.9 million of expense associated with the proportionate share of losses in excess of the credit-based valuation mark and $0.6 million for FDIC indemnification support.  These expenses totaled $13.6 for the first quarter of 2010.

Likewise, in the fourth quarter of 2009, acquisition-related costs consisted of $2.6 million for salaries and benefits and $1.1 million for occupancy expense.  Transition related items such as salaries and employee benefits were $5.5 million, while occupancy expense was $1.9 million for the same period.    There was $0.8 million of expense associated with the proportionate share of losses in excess of the credit-based valuation mark, and $0.4 million for the FDIC indemnification asset.  These expenses totaled $12.8 for the fourth quarter of 2009, as well.

INCOME TAXES
Income tax expense was $6.3 million and $3.0 million for the first quarters of 2010 and 2009, respectively. The effective taxes rate for the first quarter of 2010 was 35.04% and for 2009 was 34.6%. The increase in the effective tax was primarily due to a decrease in tax-exempt investment and loan interest as well as an increase in taxable income associated with the 2009 bank acquisitions. The increase was partially offset by increased bank owned life insurance income as well as tax credits related to investments in low income housing which were also a result of the 2009 acquisitions.

LOANS (excluding covered loans)
Loans, excluding covered loans, totaled $2.82 billion at the end of the first quarter, a decrease of $7~~7.~~9.5 million, or 2.7%, over the balance of $2.~~8~~9 billion as of December 31, 2009 and an increase of $79.1 million, or 2.9%, over the amount of $2.74 billion as of March 31, 2009. As compared to the linked quarter, the composition of the loan portfolio remained essentially the same with the majority of the decrease occurring in the commercial and construction portfolios as loan demand remained sluggish in the Company’s strategic operating markets.

Average total loans increased $135.3 million or 5.0% from the first quarter of 2009, excluding loans held for sale of $2.3 million for the first quarter of 2010 and $5.1 million for the first quarter of 2009.  Average commercial, commercial real estate, and construction loans increased $170.5 million or 8.8% from the first quarter of 2009.

Average total loans decreased $79.6 million or 10.9% on an annualized basis, from the fourth quarter of 2009, excluding loans held for sale of $2.3 million for the first quarter of 2010 and $2.9 million for the fourth quarter of 2009. Average commercial, commercial real estate, and construction loans decreased $48.0 million or 9.0% on an annualized basis, from the fourth quarter of 2009.

INVESTMENTS
Investment securities totaled $535.5 million as of March 31, 2010 as compared to $579.1 million as of December 31, 2009 and $765.6 million as of March 31, 2009. The total investment portfolio represented 8.2% of total assets at March 31, 2010, 8.7% at December 31, 2009, and 20.1% at March 31, 2009. Securities available-for-sale at March 31, 2010, totaled $430.5 million, compared with $732~~3~~.9 million at March 31, 2009, and $471.0 million at December 31, 2009. The decrease relative to the comparable periods was due to net securities paydowns and maturities, the majority of which were agency mortgage-backed securities. Further impacting the year-over-year comparison was the sale of $149.4 million of securities, the proceeds of which were used to fund the purchase of $145.1 million of performing loans from Irwin in the second quarter 2009. While loan demand remains muted, the Company intends on redeploying its excess liquidity to purchase investments as market conditions permit. Future purchases will be made utilizing the same discipline and portfolio management philosophy applied in the past, including avoidance of credit risk and geographic concentration risk within mortgage-backed securities, while also balancing the Company’s overall asset / liability management objectives. During the second quarter 2010, the Company began to redeploy its excess liquidity, purchasing $100 million of FNMA agency securities in accordance with these guidelines.

The company has recorded, as a component of equity in accumulated other comprehensive income, an unrealized after-tax gain on the investment portfolio of approximately $11.1 million at March 31, 2010, compared with an unrealized after-tax gain of $10.6 million at March 31, 2009, and an unrealized after-tax gain of $10.2 million at December 31, 2009.

During the fourth quarter of 2008, First Financial completed the sale of $80 million in perpetual preferred securities to the U.S. Treasury under the Capital Purchase Program (“CPP”), a component of the Troubled Asset Relief Program (“TARP”).  At the time of issuance the company had both short and long-term plans for the use of CPP proceeds.  In anticipation of the receipt of the $80 million in capital, the company began purchasing agency-guaranteed, mortgage backed securities during the fourth quarter 2008.  It was expected that as additional organic lending opportunities became available, the cash flows from the CPP Investment Portfolio would provide sufficient liquidity and capital support for redeployment into loans.  This investment portfolio was specifically designated as the CPP Investment Portfolio.

As a result of the June 30, 2009 purchase of the $145.1 million performing loan portfolio from Irwin, the company executed a strategy to restructure the CPP Investment Portfolio to fund this purchase.  During the second quarter of 2009, $149.4 million of CPP Investment Portfolio securities, with an effective yield of 4.67%, were sold resulting in an aggregate pre-tax gain of $3.3 million.

DEPOSITS AND FUNDING
Total deposits as of March 31, 2010 were $5.22 billion, a decline of $127.0 million, or 2.4%, from $5.35 billion as of December 31, 2009.  A significant portion of this decrease related to declines in interest-bearing deposits of $17.6 million, noninterest bearing deposits of $88.2 million and time deposits of $93.8 million, offset by an increase in savings accounts of $72.7 million.  The net decrease was attributable to the closing of seven Irwin branches located in acquired-non-strategic western markets, which, when combined with the runoff associated with other western market branches, resulted in a decrease of $135.9 million in deposits.  Overall, deposit retention from the acquisitions continues to exceed management’s expectations.

Borrowed funds as of March 31, 2010 totaled $453.5 million, representing a decrease of $9.3 million, or 2.0%, from $462.8 million as of December 31, 2009.  This decrease was primarily due to maturities of long-term Federal Home Loan Bank advances.  As compared to the similar year-over-year period, borrowed funds declined $66.5 million, or 12.8%, from $520.0 million as of March 31, 2009.   The year-over-year comparison was impacted by long-term borrowings assumed as a result of the FDIC-assisted transactions that were offset by significant maturities of primarily short- and long-term Federal Home Loan Bank advances and other short-term borrowings.  Other than the Federal Home Loan Bank long-term debt acquired in the Peoples and Irwin transactions in the third quarter of 2009, First Financial has not increased long-term borrowings since the third quarter of 2008.

RISK MANAGEMENT
First Financial manages risks through processes that regularly assess the overall level of risk and identifies specific risks and the steps being taken to mitigate them. First Financial continues to enhance its risk management capabilities and has, over time, enhanced risk awareness as part of the culture of the company.  First Financial employ’s a structured Enterprise Risk Management (ERM) approach as part of this progression.  ERM allows First Financial to align a variety of risk management activities within the company into a cohesive, enterprise-wide approach, focus on process-level risk management activities and strategic objectives within the risk management culture, deliberately consider risk responses and effectiveness of mitigation compared to established standards for risk appetite and tolerance, recognize and respond to the significant organizational changes that have increased the size and complexity of the organization, and consolidate information obtained through a common process into concise business performance and risk information for management and the board of directors.

First Financial uses a robust regulatory risk framework as one of the foundational components of its ERM framework.  This not only allows for a common categorization among business units, but allows for a consistent and complete risk framework that can be summarized and assessed enterprise-wide.  In addition, the framework is consistent with that used by the company’s regulators, allowing for additional feedback on First Financials ability to assess and measure risk across the organization and for management and the board of directors to identify and understand differences in assessed risk profiles using this same foundation.  The goal of this framework is to implement effective risk management techniques and strategies, minimize losses, and strengthen the company’s overall performance.

CREDIT RISK
Credit risk represents the risk of loss due to failure of a customer or counterparty to meet its financial obligations in accordance with contractual terms. First Financial manages credit risk through underwriting, periodically reviewing and approving its credit exposures using Board approved credit policies and guidelines.

Allowance for loan and lease losses (Excluding covered assets)
There was no allowance for loan and lease losses related to covered loans at March 31, 2010 as these loans were recorded at acquisition at their estimated fair value. With the exception of covered loans accounted for outside the scope of FASB ASC Topic 310-30, improvements in the estimated fair value of covered loans are reflected through higher yields on these loans while declines in the estimated fair value of covered loans are recorded as impairment charges in the company’s operating results in the period in which the decline occurs.

All loans acquired in the Peoples and Irwin acquisitions are covered by loss sharing agreements with the FDIC, whereby the FDIC reimburses First Financial for the majority of the losses incurred. Additionally, these loans were recorded at fair value as of the acquisition date.  Generally the determination of the fair value of the loans resulted in a significant write-down in the value of the loans, which was assigned to an accretable or nonaccretable balance, with the accretable balance being recognized as interest income over the remaining term of the loan. In accordance with accounting for business combinations, there was no allowance brought forward on any of the acquired loans, as the credit losses evident in the loans were included in the determination of the fair value of the loans at the acquisition date and are represented by the nonaccretable balance.  The majority of the nonaccretable balance is expected to be received from the FDIC through the loss sharing agreements and is recorded as a separate asset from the covered loans and reflected on the Consolidated Balance Sheets. As a result, the majority of loans acquired in the Peoples and Irwin acquisitions were considered to be accruing loans as of the acquisition date. In accordance with regulatory reporting standards, covered loans that are contractually past due will continue to be reported as past due and still accruing based on the number of days past due.

Due to the significant difference in the accounting for the covered loans and the loss sharing agreements with the FDIC, management believes that asset quality measures excluding the covered loans are generally more meaningful. Therefore, management has included asset quality measures that exclude covered loans in the table in this section. First Financial had $20.6 million of covered nonaccrual loans, $201.4 million of covered loans 90 days past due and still accruing, and $12.7 million of covered OREO at March 31, 2010.

Management maintains the allowance at a level that is considered sufficient to absorb inherent risks in the loan portfolio.  Management’s evaluation in establishing the adequacy of the allowance includes evaluation of the loan and lease portfolios, historical loan and lease loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors, such as periodic internal and external evaluations of delinquent, nonaccrual, and classified loans.  The evaluation is inherently subjective as it requires utilizing material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans.  The evaluation of these factors is the responsibility of the Allowance for Loan and Lease Losses Committee, which is comprised of senior officers from the risk management, credit administration, finance, and lending areas.

The provision for loan and lease losses for the first quarter of 2010 was $11.4 million compared to $4.3 million for the same period in 2009 and $14.8 million for the linked-quarter.  The allowance for loan and lease losses for those same periods was $56.6 million, $36.4 million, and $59.3 million, respectively.  The allowance for loan and lease losses to period-end loans ratio was 2.01% as of March 31, 2010, compared to the March 31, 2009, and December 31, 2009, ratios of 1.33% and 2.05%, respectively.

First quarter 2010 net charge-offs were $14.0 million, or 2.00% of average loans and leases, compared with $11.3 million, or 1.53%, for the linked quarter and $3.7 million, or 0.55%, for the comparable year-over-year quarter.  While the Company experienced improvement in its construction portfolio metrics, continued stress in the commercial and commercial real estate portfolios resulted in the overall increase in net charge-offs.  Specifically, alleged fraudulent activity by one borrower to whom both commercial and commercial real estate credit was extended, totaling $8.8 million in the aggregate, was charged off during the first quarter 2010, representing 125 basis points of average loans and leases.  The majority of this amount was previously reserved for in the fourth quarter 2009.  Excluding this activity, net charge-offs during the quarter totaled $5.2 million, or 75 basis points of average loans and leases.

First quarter 2010 provision expense was $11.4 million as compared to $14.8 million during the linked quarter and $4.3 million during the comparable year-over-year quarter.  As a percentage of net charge-offs, first quarter 2010 provision expense equaled 81.0% compared to 131.4% during the fourth quarter 2009 and 115.3% during the first quarter 2009.  Excluding the alleged fraudulent activity discussed above, first quarter 2010 provision expense equaled 217.0% of net charge-offs.

The table that follows indicates the activity in the allowance for loan losses, excluding covered loans, for the quarterly periods presented.

	Three Months Ended
	2010	2009
(Dollars in thousands)	Mar. 31	Dec. 31	Sep. 30	June 30	Mar. 31
ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$59,311	$55,770	$38,649	$36,437	$35,873
Provision for loan losses	11,378	14,812	26,655	10,358	4,259
Gross charge-offs
Commercial	6,275	1,143	~~3,622~~2,924	4,707	2,521
Real estate-construction	2,126	6,788	~~3,854~~4,552	1,340	0
Real estate-commercial	3,932	1,854	927	1,351	382
Real estate-residential	534	262	471	351	231
Installment	414	449	315	304	400
Home equity	684	1,105	382	332	218
All other	520	454	492	386	308
Total gross charge-offs	14,485	12,055	10,063	8,771	4,060
Recoveries
Commercial	109	148	91	333	60
Real estate-construction	0	0	~~81~~0	0	0
Real estate-commercial	12	360	~~86~~167	14	16
Real estate-residential	3	3	2	20	2
Installment	160	195	205	203	254
Home equity	87	6	9	1	0
All other	67	72	55	54	33
Total recoveries	438	784	529	625	365
Total net charge-offs	14,047	11,271	9,534	8,146	3,695
Ending allowance for loan losses	$56,642	$59,311	$55,770	$38,649	$36,437

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	3.19%	0.47%	1.31%	2.08%	1.21%
Real estate-construction	4.36%	10.48%	6.90%	2.09%	0.00%
Real estate-commercial	1.29%	0.57%	0.30%	0.62%	0.17%
Real estate-residential	1.13%	0.31%	0.56%	0.38%	0.25%
Installment	1.30%	1.15%	0.50%	0.45%	0.62%
Home equity	0.73%	1.31%	0.47%	0.44%	0.30%
All other	6.46%	5.40%	6.35%	5.00%	4.18%
Total net charge-offs	2.00%	1.53%	1.31%	1.19%	0.55%

While First Financial’s credit quality trends have experienced some deterioration over the past several quarters, the company believes it is still well-positioned to handle the challenging economic environment and avoid many of the troublesome areas facing the financial services industry.  However, the possibility exists that the company could experience higher credit costs over the next several quarters.

Nonperforming/Underperforming Assets (Excluding covered assets)
Nonperforming loans totaled $74.5 million and nonperforming assets totaled $92.5 million as of March 31, 2010 compared with $77.8 million and $81.9 million, respectively, for the linked quarter and $24.9 million and $28.4 million, respectively, for the comparable year-over-year quarter.  Nonperforming loans related to the commercial and commercial real estate portfolios increased $13.7 million in the aggregate for the quarter, offset by a reduction of $17.9 million in nonperforming construction loans.

Similar to the past several quarters, the higher level of nonperforming loans, which are accounted for under FASB Codification Topic 310-10-35: Subsequent Measurement of Receivables, continues to adversely impact the company’s nonperforming loan coverage ratios. The first quarter 2010 allowance for loan and lease losses as a percent of nonaccrual loans was 84.7% compared with 82.8% in the fourth quarter of 2009, and 147.6% in the ~~fourth~~ first quarter of 2009, and the allowance for loan and lease losses as a percent of nonperforming loans was 76.1% at March 31, 2010, compared with 76.3% in the fourth quarter of 2009, and 146.4% in the first quarter of 2009.

Restructured Loans
During the first quarter of 2010, the company restructured approximately $1.5 million of residential mortgage loans for borrowers. The terms of the modifications included a combination of temporary interest rate reductions, term extensions and re-amortizations. These actions did not have a significant financial impact on the company. There can be no assurance these actions will be successful in improving the long-term performance of the borrowers.

Delinquent Loans
Loans 30-to-89 days past due totaled $22.6 million, or 0.80% of period end loans, as of March 31, 2010.  This compares to $19.1 million, or 0.66%, as of December 31, 2009 and $20.4 million, or 0.75%, as of March 31, 2009.  Similar to activity in nonperforming loans, the increase was attributable to commercial and commercial real estate credits, offset by declines in construction, home equity and credit card loans.

Other Real Estate Owned
At March 31, 2010, OREO was $18.1 million, compared with $4.1 million at December 31, 2009, and $3.5 million at March 31, 2009.  One relationship with multiple commercial land loans, totaling $13.6 million in the aggregate, all of which was previously classified as nonperforming, was transferred to OREO as First Financial took possession of the underlying properties.

The table that follows shows the categories that are included in nonperforming and underperforming assets, excluding covered assets, as of March 31, 2010, and the four previous quarters, as well as related credit quality ratios.

	Quarter Ended
	2010	2009
(Dollars in thousands)	Mar. 31	Dec. 31	Sep. 30	June 30	Mar. 31
Nonaccrual loans
Commercial	$21,572	$13,756	$13,244	$8,100	$8,412
Real estate - construction	17,710	35,604	26,575	11,936	240
Real estate - commercial	21,196	15,320	12,407	10,130	9,170
Real estate - residential	4,116	3,993	5,253	4,897	4,724
Installment	365	660	493	394	464
Home equity	1,910	2,324	2,534	2,136	1,681
All other	0	0	0	0	0
`	66,869	71,657	60,506	37,593	24,691
Restructured loans	7,584	6,125	3,102	197	201
Total nonperforming loans	74,453	77,782	63,608	37,790	24,892
Other real estate owned (OREO)	18,087	4,145	4,301	5,166	3,513
Total nonperforming assets	92,540	81,927	67,909	42,956	28,405
Accruing loans past due 90 days or more	286	417	308	318	255
Total underperforming assets	$92,826	$82,344	$68,217	$43,274	$28,660

Allowance for loan and lease losses to
Nonaccrual loans	84.71%	82.77%	92.17%	102.81%	147.57%
Nonperforming loans	76.08%	76.25%	87.68%	102.27%	146.38%
Total ending loans	2.01%	2.05%	1.94%	1.34%	1.33%
Nonperforming loans to total loans	2.65%	2.69%	2.21%	1.31%	0.91%
Nonperforming assets to
Ending loans, plus OREO	3.27%	2.83%	2.36%	1.48%	1.04%
Total assets, including covered assets	1.41%	1.23%	0.94%	1.14%	0.75%

MARKET RISK
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, foreign exchange rates, and equity prices. The primary source of market risk for First Financial is interest-rate risk. Interest-rate risk is the risk to earnings and market value arising from changes in market interest rates and arises in the normal course of business to the extent that there is a divergence between the amount of First Financial’s interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, re-price, or mature in specified periods. First Financial seeks to achieve consistent growth in net interest income and capital while managing volatility arising from shifts in market interest rates. First Financial’s board of directors establishes policy limits with respect to interest rate risk. First Financial’s Asset and Liability Committee (ALCO) oversees market risk management, monitoring risk measures, limits, and policy guidelines for managing the amount of interest-rate risk and its effect on net interest income and capital.

Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective interest rate risk management begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk position given business activities, management objectives, market expectations and ALCO policy limits and guidelines.

Liquidity
Liquidity management is the process by which First Financial manages the continuing flow of funds necessary to meet its financial commitments on a timely basis and at a reasonable cost.  These funding commitments include withdrawals by depositors, credit commitments to borrowers, shareholder dividends, expenses of its operations, and capital expenditures.  Liquidity is monitored and closely managed by ALCO, a group of senior officers from the lending, deposit gathering, finance, risk management, and treasury areas. It is ALCO’s responsibility to ensure First Financial has the necessary level of funds available for normal operations as well as maintain a contingency funding policy to ensure that liquidity stress events are quickly identified, and management plans are in place to respond.  This is accomplished through the use of policies which establish limits and require measurements to monitor liquidity trends, including management reporting that identifies the amounts and costs of all available funding sources.  First Financial has expanded its various funding sources, including overnight borrowing lines, and has a diversified base of liquidity sources.  These sources are periodically tested for funding availability and there have been no restrictions in availability.

Liquidity is derived primarily from deposit growth, principal and interest payments on loans and investment securities, maturing loans and investment securities, access to wholesale funding sources, and collateralized borrowings.  First Financial’s most stable source of liability-funded liquidity for both the long and short-term needs is deposit growth and retention of the core deposit base.  The deposit base is diversified among individuals, partnerships, corporations, public entities, and geographic markets.  This diversification helps First Financial minimize dependence on large concentrations of funding sources.

Capital expenditures, such as banking center expansions and technology investments, were $10.9 million and $3.0 million for the first three months of 2010 and 2009, respectively.  Management believes that First Financial has sufficient liquidity to fund its future capital expenditure commitments.

As of March 31, 2010, First Financial had pledged certain eligible residential and farm real estate loans, home equity lines of credit, as well as certain government and agency securities, totaling $1.4 billion as collateral for borrowings to the FHLB.  For ease of borrowing execution, First Financial utilizes a blanket collateral agreement with the FHLB.

From time to time, First Financial utilizes its short-term line of credit and longer-term advances from the Federal Home Loan Bank (FHLB) as funding sources.  At both March 31, 2010 and December 31, 2009, the company had no short-term borrowings from the FHLB.  At March 31, 2010, and December 31, 2009, total long-term borrowings from the FHLB were $329.4 million and $339.7 million, respectively.  The total remaining borrowing capacity from the FHLB at March 31, 2010, was $245.9 million.

The principal source of asset-funded liquidity is marketable investment securities, particularly those of shorter maturities.  The market value of investment securities classified as available-for-sale totaled $430.5 million at March 31, 2010.  Securities classified as held-to-maturity that are maturing in one year or less are also a source of liquidity and totaled $6.6 million at March 31, 2010.  In addition, other types of assets such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, as well as loans maturing within one year, are sources of liquidity.

At March 31, 2010, in addition to liquidity on hand of $724.9 million, First Financial had unused and available overnight wholesale funding of approximately $2.3 billion to fund any significant deposit runoff that may occur as a result of acquired-non-strategic markets.

Certain restrictions exist regarding the ability of First Financial’s subsidiaries to transfer funds to First Financial in the form of cash dividends, loans, or advances. The approval of the subsidiaries’ respective primary federal regulators is required for First Financial’s subsidiaries to pay dividends in excess of regulatory limitations. Dividends paid to First Financial from its subsidiaries totaled $0.2 million for the first three months of 2010. As of March 31, 2010, First Financial’s subsidiaries had retained earnings of $359.~~3~~2 million of which $226.7 million was available for distribution to First Financial without prior regulatory approval. Management is not aware of any other events or regulatory requirements that, if implemented, are likely to have a material effect on First Financial’s liquidity.

First Financial Bancorp makes quarterly interest payments on its junior subordinated debenture owed to its unconsolidated subsidiary trust.  Interest expense related to this other long-term debt totaled $0.3 million for the three months ended March 31, 2010, and $0.2 million for the same period in 2009.  Through the execution of an interest-rate swap the company has fixed its interest rate on the debentures for the next 10 years at 6.20%.

During 2009, First Financial made quarterly dividend payments to the U.S. Treasury on the 80,000 perpetual preferred securities, which carried a 5.0% dividend rate for the first five years and a 9.0% rate thereafter. On February 24, 2010, First Financial Bancorp redeemed all of the $80.0 million of senior preferred shares issued to the U.S. Treasury in December 2008 under its CPP. First Financial included in its computation of earnings per diluted common share the impact of a non-cash, deemed dividend of $0.8 million, representing the unaccreted preferred stock discount remaining on the transaction date. This one-time deemed dividend was in addition to the first quarter 2010 preferred cash dividends paid through the redemption date, totaling $1.1 million.

First Financial had no share repurchase activity under publicly announced plans in 2009 or 2010.  First Financial does not plan to repurchase any of its shares during 2010.

OPERATIONAL RISK
As with all companies, First Financial is subject to operational risk. Operational risk is the risk of loss due to human error, inadequate or failed internal systems and controls, violations of, or noncompliance with, laws, rules, regulations, prescribed practices, or ethical standards, and external influences such as market conditions, fraudulent activities, disasters, and security risks. First Financial continuously strives to strengthen the company’s system of internal controls to ensure compliance with laws, rules, and regulations, and to improve the oversight of our operational risk.

COMPLIANCE RISK
Compliance risk represents the risk of regulatory sanctions, reputational impact or financial loss resulting from the company’s failure to comply with regulations and standards of good banking practice. Activities which may expose First Financial to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending challenges resulting from the company’s expansion of its banking center network and employment and tax matters.

STRATEGIC AND/OR REPUTATION RISK
Strategic and/or reputation risk represents the risk of loss due to impairment of reputation, failure to fully develop and execute business plans, failure to assess current and new opportunities in business, markets and products, and any other event not identified in the defined risk types mentioned previously.  Mitigation of the various risk elements that represent strategic and/or reputation risk is achieved through initiatives to help First Financial better understand and report on the various risks.

CAPITAL
First Financial and its subsidiary, First Financial Bank, are subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet minimum capital requirements can initiate regulatory action.

On June 8, 2009, First Financial completed a public offering of 13.8 million shares of its common stock adding approximately $98.0 million of additional common equity, after offering related costs. As a result of the capital raise during the second quarter, the company's capital ratios further improved and continued to significantly exceed the amounts necessary to be classified as well capitalized.

On February 2, 2010, First Financial completed a public offering of 6.4 million shares of its common stock adding approximately $91.2 million of additional common equity, after offering related costs.  This public offering completed the issuance of common shares available to be offered pursuant to a prospectus supplement and base prospectus files as part of an existing shelf registration statement, filed with the Securities and Exchange Commission (SEC) on Form S-3.

Consolidated regulatory capital ratios at March 31, 2010, included the leverage ratio of 10.10%, Tier 1 ratio of 17.97%, and total capital ratio of 19.23%.  All regulatory capital ratios exceeded the amounts necessary to be classified as “well capitalized,” and total regulatory capital exceeded the “minimum” requirement by approximately $419.2 million, on a consolidated basis.  The tangible capital ratio was 9.73% at March 31, 2010.

Quantitative measures established by regulation to ensure capital adequacy require First Financial to maintain minimum amounts and ratios (as defined by the regulations and set forth in the following table) of Total and Tier 1 capital to risk-weighted assets and to average assets, respectively.  Management believes, as of March 31, 2010, that First Financial met all capital adequacy requirements to which it was subject.  At March 31, 2010, and December 31, 2009, regulatory notifications categorized First Financial as well-capitalized under the regulatory framework for prompt corrective action.  To be categorized as well-capitalized, First Financial must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There have been no conditions or events since those notifications that management believes has changed the institution’s category.

First Financial’s Tier I capital is comprised of total shareholders’ equity plus junior subordinated debentures, less unrealized gains and losses and any amounts resulting from the application of FASB ASC Topic 715, Compensation-Retirement Benefits, that is recorded within accumulated other comprehensive income (loss), intangible assets, and any valuation related to mortgage servicing rights.  Total risk-based capital consists of Tier I capital plus qualifying allowance for loan and lease losses and gross unrealized gains on equity securities.

For purposes of calculating the leverage ratio, average assets represents quarterly average assets less assets not qualifying for Total risk-based capital including intangibles and non-qualifying mortgage servicing rights and allowance for loan and lease losses.

The Peoples and Irwin FDIC-assisted transactions, which were each accounted for as a business combination, resulted in the recognition of an FDIC Indemnification Asset, which represents the fair value of estimated future payments by the FDIC to First Financial for losses on covered assets.  The FDIC Indemnification Asset, as well as covered assets, are risk-weighted at 20% for regulatory capital requirement purposes.

U.S. Department of the Treasury Troubled Asset Relief Program
The U.S. Department of the Treasury (“Treasury”), working with the Federal Reserve Board, established late in 2008 the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP), which was intended to stabilize the financial services industry.  One of the components of the CPP included a $250 billion voluntary capital purchase program for certain qualified and healthy banking institutions.  Pursuant to the CPP, Treasury purchased from First Financial 80,000 shares of $1,000 par value senior perpetual preferred securities at a price of $80.0 million equal to approximately 3.0% of the company’s then risk-weighted assets.  Treasury also received a warrant for the purchase of common stock in the amount of 930,233 shares at a strike price of $12.90 per share.  As a result of the common equity raised during the second quarter of 2009, the number of common shares eligible for purchase under the warrant agreement was reduced by 50% to 465,117 shares.  Such preferred shares paid a dividend of 5% for the first five years and increased to 9% thereafter.  In addition, subject to certain limited exceptions, financial institutions participating in the CPP are prohibited from (a) increasing their dividend to common shareholders and (b) conducting share repurchases without prior approval of the Treasury.  Participating financial institutions are also subject to certain limitations on executive compensation as well as other conditions.  On January 21, 2009, First Financial filed a registration statement on Form S-3 with the SEC to register these securities as required by the security purchase agreement with the Treasury.  On February 19, 2009, the registration statement was deemed effective by the SEC.

On February 24, 2010, First Financial redeemed all of the $80.0 million of senior preferred shares issued to the Treasury in December 2008 under its CPP. First Financial included in its computation of earnings per diluted common share the impact of a non-cash, deemed dividend of $0.8 million or $0.01 per common share, representing the unaccreted CPP preferred stock discount remaining as of the redemption date. When combined with the cash dividend of $1.1 million paid during the first quarter of 2010, the total effect on net income available to common shareholders was $1.9 million, or $0.03 per diluted common share, compared to dividends paid during the fourth quarter 2009 of $1.0 million, or $0.02 per diluted common share and the first quarter 2009 of $0.6 million, or $0.02 per diluted common share.  The per share calculations reflect the increase in average diluted common shares outstanding as a result of the offering.

A warrant issued in connection with the preferred shares continues to be held by the U.S. Treasury.  The warrant enables the holder to purchase up to 465,117 shares of the Company’s common stock at an exercise price of $12.90 per share.  The Company has previously announced its intent not to repurchase the warrant, which expires on December 23, 2018.  During April 2010, the U.S. Treasury announced its intent to sell the warrant in a public offering to be executed using a modified Dutch auction methodology.  If the warrant sale is consummated in full, the U.S. Treasury would no longer hold any securities issued by First Financial.

FDIC Temporary Liquidity Program/Transaction Account Guarantee Program
First Financial opted to participate in the FDIC’s temporary liquidity guarantee program. The components of this program included the guarantee, until December 31, 2012, of certain newly issued senior unsecured debt issued by banks and bank holding companies through October 31, 2009 and full deposit insurance coverage for noninterest-bearing transaction accounts, regardless of size, until June 30, 2010. Participation in these programs would result in an increase in deposit insurance premiums and any debt subject to an insurance premium.  First Financial did not issue any debt with respect to this program.

In April 2010, the FDIC announced the continued extension of the Transaction Account Guarantee Program (TAG) beyond the current expiration of June 30, 2010 to December 31, 2010, with the possibility of a 12 month extension through December 31, 2011.  First Financial Bank had previously participated in the expanded coverage (unlimited FDIC insurance on demand deposits and low rate NOW accounts) in both the initial introduction and in the first extension (November 2009).  First Financial Bank has concluded that it would be in the best interest of the bank, clients, and shareholders to opt-out of the new extensions.  This was communicated to the FDIC on April 29, 2010.  Therefore, beginning on July 1, 2010, First Financial Bank will no longer participate in the FDIC's TAG and funds held in noninterest bearing transaction accounts, certain interest-bearing checking accounts, and IOLTA/ IOTA accounts will no longer be guaranteed in full under TAG.  However, these accounts will be insured up to $250,000 per depositor under the FDIC's general deposit rules.

The standard insurance amount of $250,000 per depositor is in effect through December 31, 2013. On January 1, 2014, the standard insurance amount is scheduled to return to $100,000 per depositor for all account categories except IRAs and certain other retirement accounts, which will remain at $250,000 per depositor.

The following table illustrates the actual and required capital amounts and ratios as of March 31, 2010, and the year ended December 31, 2009.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
MARCH 31, 2010
Total capital to risk-weighted assets
Consolidated	717,839	19.23%	298,633	8.00%	N/A	N/A
First Financial Bank	632,945	17.01%	297,726	8.00%	372,158	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	670,620	17.97%	149,316	4.00%	N/A	N/A
First Financial Bank	578,618	15.55%	148,863	4.00%	223,295	6.00%

Tier 1 capital to average assets
Consolidated	670,620	10.10%	264,785	4.00%	N/A	N/A
First Financial Bank	578,618	8.73%	264,400	4.00%	330,500	5.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
DECEMBER 31, 2009
Total capital to risk-weighted assets
Consolidated	703,202	17.99%	312,648	8.00%	N/A	N/A
First Financial Bank	622,076	15.95%	311,929	8.00%	389,911	10.00%

Tier 1 capital to risk-weighted assets
Consolidated	654,104	16.74%	156,324	4.00%	N/A	N/A
First Financial Bank	565,666	14.51%	155,965	4.00%	233,947	6.00%

Tier 1 capital to average assets
Consolidated	654,104	9.57%	272,495	4.00%	N/A	N/A
First Financial Bank	565,666	8.24%	273,698	4.00%	342,123	5.00%

CRITICAL ACCOUNTING POLICIES
First Financial’s Consolidated Financial Statements are prepared based on the application of accounting policies. These policies require the reliance on estimates and assumptions. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on First Financial’s future financial condition and results of operations. In management’s opinion, some of these areas have a more significant impact than others on First Financial’s financial reporting. For First Financial, these areas currently include accounting for the allowance for loan and lease losses covered loans, FDIC indemnification asset, goodwill, pension and income taxes.

Allowance for Loan and Lease Losses.  First Financial maintains the allowance for loan and lease losses at a level sufficient to absorb potential losses inherent in the loan portfolio given the conditions at the time. Management determines the adequacy of the allowance based on periodic evaluations of the loan portfolio and other factors.
These evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change, including, among others:

•	Probability of default,

•	Loss given default,

•	Exposure at date of default,

•	Amounts and timing of expected future cash flows on impaired loans,

•	Value of collateral,

•	Historical loss exposure, and

•	The effects of changes in economic conditions that may not be reflected in historical results.

To the extent actual outcomes differ from management's estimates, additional provision for credit losses may be required that would impact First Financial's operating results.

Covered loans. Loans acquired in FDIC-assisted transactions are covered under loss sharing agreements. Covered loans were recorded at fair value at acquisition. Fair values for covered loans were based on a discounted cash flow methodology that considered various factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and a discount rate reflecting the Company’s assessment of risk inherent in the cash flow estimates. Covered loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques.

FDIC indemnification asset. FDIC indemnification assets result from the loss share agreements in the assisted transactions and are measured separately from the related covered assets as they are not contractually embedded in the assets and are not transferable with the assets should First Financial choose to dispose of them. Fair value is estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These expected reimbursements do not include reimbursable amounts related to future covered expenditures. These cash flows are discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Goodwill.  Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. FASB ASC Topic 350, Intangibles-Goodwill and Other, requires goodwill to be tested for impairment on an annual basis and more frequently in certain circumstances. At least annually, First Financial reviews goodwill for impairment using both income and asset based approaches. The income-based approach utilizes a multiple of earnings method in which First Financial's annualized earnings are compared to equity to provide an implied book-value-to-earnings multiple. First Financial then compares the implied multiple to current marketplace earnings multiples for which banks are being traded. An implied multiple less than current marketplace earnings multiples is an indication of possible goodwill impairment. The asset-based approach uses the discounted cash flows of First Financial's assets and liabilities, inclusive of goodwill, to determine an implied fair value. This input is used to calculate the fair value of the company, including goodwill, and is compared to the company's book value. An implied fair value that exceeds the company's book value is an indication that goodwill is not impaired. If First Financial's book value exceeds the implied fair value, an impairment loss equal to the excess amount would be recognized. Based on First Financial's analysis at year-end 2008 and during the first quarter of 2009, there have been no impairment charges required.

Pension.  First Financial sponsors a non-contributory defined-benefit pension plan covering substantially all employees. Accounting for the pension plan involves material estimates regarding future plan obligations and investment returns on plan assets. Significant assumptions used in the pension plan include the discount rate, expected return on plan assets, and the rate of compensation increase. First Financial determines the discount rate assumption using published Corporate Bond Indices, projected cash flows of the pension plan, and comparisons to external industry surveys for reasonableness. The expected long-term return on plan assets is based on the composition of plan assets and a consensus of estimates of expected future returns from similarly managed portfolios while the rate of compensation increase is compared to historical increases for plan participants. Changes in these assumptions can have a material impact on the amount of First Financial's future pension obligations, on the funded status of the plan and can impact First Financial's operating results.

Income Taxes.  First Financial evaluates and assesses the relative risks and appropriate tax treatment of transactions after considering statutes, regulations, judicial precedent and other information and maintains tax accruals consistent with its evaluation of these relative risks. Changes to the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by taxing authorities and changes to statutory, judicial and regulatory guidance that impact the relative risks of tax positions. These changes, when they occur, can affect deferred taxes and accrued taxes as well as the current period's income tax expense and can be material to First Financial's operating results.

ACCOUNTING AND REGULATORY MATTERS
Note 2 to the Consolidated Financial Statements discusses new accounting standards adopted by First Financial during 2010 and the expected impact of accounting standards recently issued but not yet required to be adopted.  To the extent the adoption of new accounting standards materially affects financial condition, results of operations, or liquidity, the impacts are discussed in the applicable section(s) of Management’s Discussion and Analysis and the Notes to the Consolidated Financial Statements.

FORWARD LOOKING INFORMATION
Certain statements contained in this report that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the Act).  In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act.

Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “intends,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•
management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance;

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the ability of financial institutions to access sources of liquidity at a reasonable cost; the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from participation in the Temporary Liquidity Guarantee Program or from increased payments from FDIC insurance funds as a result of depository institution failures;

•	the effects of and changes in policies and laws of regulatory agencies, inflation and interest rates;
•	technology changes;
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mergers and acquisitions, including costs or difficulties related to the integration of acquired companies, including our ability to successfully integrate the branches of Peoples and Irwin which were acquired out of FDIC receivership;

•	the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company;
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expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;

•	our ability to increase market share and control expenses;
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the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC; adverse changes in the securities and debt markets;

•	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;
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monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry;

•	our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; and
•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors.

Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.